Exhibit 4.1

CERTIFICATE OF TRUST

OF

TORCHMARK CAPITAL TRUST III

This Certificate of Trust is being duly executed and filed by the undersigned, as trustees, as of April 25, 2006, for the purpose of forming a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certify as follows:

1. Name. The name of the statutory trust is Torchmark Capital Trust III (the “Trust”).

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware meeting the requirements of Section 3807 of the Act are as follows:

The Bank of New York (Delaware)

White Clay Center, Route 273

Newark, Delaware 19711

3. Effective. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

4. Counterparts. This Certificate of Trust may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.

THE BANK OF NEW YORK (DELAWARE),
as Delaware Trustee

By:	/s/ Patrick Burns
Name:	Patrick Burns
Title:	Senior Vice President
/s/ Michael Klyce
Michael Klyce, as Regular Trustee
/s/ Larry Hutchinson
Larry Hutchinson, as Regular Trustee
/s/ Gary Coleman
Gary Coleman, as Regular Trustee

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